Exhibit 99.(a)(1)(iii)

Supplement No. 2 dated August 6, 2013, to

the Offer to Purchase dated July 25, 2013

ANGLOGOLD ASHANTI HOLDINGS PLC

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING

3.50% GUARANTEED CONVERTIBLE BONDS DUE 2014 OF

ANGLOGOLD ASHANTI HOLDINGS FINANCE PLC

(CUSIP/ISIN Numbers 03512QAA5 / US03512QAA58 (144A) and G03791AA1 / XS0430548056 (REG S))

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 21, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). SECURITIES TENDERED MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

This Supplement No. 2 (this “Supplement No. 2”) amends, modifies and supersedes certain information included in the offer to purchase, dated July 25, 2013 (the “Original Offer to Purchase”), as amended by the Supplement to the Offer to Purchase, dated August 1, 2013 (the “Supplement No. 1”  and, together with this Supplement No. 2 and the Original Offer to Purchase, the “Offer to Purchase”) relating to an offer (the “Offer”) to purchase by AngloGold Ashanti Holdings plc (the “Company”) any and all of the 3.50% Guaranteed Convertible Bonds due 2014 (the “Bonds”) of AngloGold Ashanti Holdings Finance plc (the “Issuer”).

The information set forth under “Summary Terms of the Offer—Who is making the Offer” on page 3 of the Original Offer to Purchase, as amended by the Supplement No. 1, is hereby amended and restated in its entirety to read as follows:

AngloGold Ashanti Holdings plc, a wholly owned subsidiary of AngloGold Ashanti Limited, the guarantor of the Bonds, is making the Offer. The Issuer is a wholly owned subsidiary of AngloGold Ashanti Holdings plc.

The information set forth under “The Offer—Source and Amount of Funds” on page 20 of the Original Offer to Purchase, as amended by the Supplement No. 1, is amended by inserting the following sentence at the end thereof:

On July 30, 2013, the Company issued $1,250,000,000 in aggregate principal amount of 8.500% notes due 2020 (the “Notes”), guaranteed by AngloGold Ashanti Limited, for estimated net proceeds of approximately $1,234 million after deducting the underwriting discount and the Company’s offering expenses. The Company will use the net proceeds from the offering of the Notes to, among other things, purchase all of the Bonds validly tendered and not validly withdrawn.

The second paragraph in the section “Dealer Managers and Depositary and Information Agent—Miscellaneous” on page 30 of the Original Offer to Purchase, as amended by the Supplement No. 1, is hereby replaced in its entirety with the following:

We are not aware of any state where the making of the Offer is not in compliance with the applicable securities or “blue sky” laws of that state. If we become aware of any state where the making of the Offer or the acceptance of Bonds pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Bonds in such state.

This Supplement should be read in conjunction with the Original Offer to Purchase and the Supplement No. 1. Except for the changes described herein, all other terms of the Original Offer to Purchase, as amended by the Supplement No. 1, remain the same.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
390 Greenwich Street, 1st Floor New York, New York 10013 United States of America Attention: Liability Management Group	60 Wall Street New York, New York 10005 United States of America Attention: Liability Management Group	200 West Street New York, New York 10282 United States of America Attention: Liability Management Group

Toll Free (US): +1-800-558-3745	Toll-free (US): +1-855-287-1922	Toll Free (US): +1-800-828-3182
Collect (US): +1-212-723-6106	Collect (US): +1-212-250-7527	Collect (US): +1-212-902-6941
Europe: +44-20-7986-8969	Telephone (Europe): +44-20-7545-8011	Europe: +44-20-7774-9862
Email (Europe): liabilitymanagement.europe@citi.com	Email (Europe): liability.management@db.com	Email (Europe): liabilitymanagement.eu@gs.com

Supplement No. 2 dated August 6, 2013, to the Offer to Purchase dated July 25, 2013.